EXHIBIT 10.21




Jackie Joyner Kersee
c/o Elite International Sports Marketing, Inc.                  July 12, 2002
1034 South Brentwood Boulevard
Suite 1530
St. Louis, MO 63117
SS####-##-####

Dear Jackie:

This letter will serve as an agreement ("Agreement") between yourself ("JJK") and Raven Moon Entertainment, Inc. ("Company") for your services as a consultant and member of the Board of Advisors to the Company for three (3) years commencing as of the date of your signature and return of this correspondence.

Duties

1. Available by telephone to discuss possible program ideas, corporate strategies and to give updates on industry trends and opportunities as needed. Such telephone meetings will be coordinated through Richard C. Popper.

2. Attendance at the annual Board of Advisors meeting in Orlando, or in the event that such a meeting is not scheduled, attendance at an annual meeting with Raven Moon executives in your city scheduled at a mutually convenient time.

3. Use of your initials, characters, name, likeness, photograph, film, voice, vocal representations, biographical data and endorsement in personal appearance referenced in Duties 4 below and media including press releases, brochures, posters, print ads, or other forms of promotion of advertisements.

4. Availability to produce one commercial PSA and one guest appearance on "Gina D's Kids Club" television show or tape per year.

Compensation

1. A grant of 5,000,000 shares of Raven Moon Entertainment, Inc. common stock priced at the $0.015 per share.

2.   All shares granted will be registered in the company's SB-2 registration.

3. JJK may not sell more than 2,500,000 shares of the Company prior to one (1) year from the date of this Agreement.

It is understood and agreed that there are no continuing options on your services, but this Agreement could be extended by mutual consent.

Please sign and date in the space provided and return by fax at your earliest convenience. The original signed copy should be mailed to the address indicated on this letter. We look forward to working with you and are pleased to have you as part of our growing family.

Cordially                                            Agreed by:

Joseph DiFrancesco
                                            -----------------------------------
Chairman & CEO                              NAME              DATE